Exhibit 5.1

June 25, 2015	ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX foley.com

CLIENT/MATTER NUMBER 098929-0103

LM Funding America, Inc.

302 Knights Run Avenue

Suite 1000

Tampa, Florida 33602

Ladies and Gentlemen:

We have acted as counsel to LM Funding America, Inc., a Delaware corporation (the “Company”) in connection with the preparation of a Registration Statement (No. 333-[            ]) on Form S-1 (as amended, the “Registration Statement”) relating to the offer and sale of (1) $[45,000,000] of units (the “Units”), with each unit consisting of one share of the Company’s common stock, par value $0.001 per share (collectively, the “Shares”), and one warrant (collectively, the “Warrants”), (2) the Shares and the Warrants, (3) shares of the Company’s common stock, par value $0.001 per share, to be issued upon the exercise of the Warrants and upon the exercise of warrants to be issued to the Company’s placement agents (the “Placement Agent Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Articles of Incorporation (as amended); the Company’s Bylaws (as amended); proceedings of and actions taken by the Company’s Board of Directors relating to the issuance of the securities covered by the Registration Statement, and such other records, certificates and documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions set forth in this letter are limited solely to the laws of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, and in reliance thereon, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended, the Units, the Shares, the Warrants, and the shares of the Company’s common stock to be issued upon the exercise of the Warrants and the Placement Agent Warrants when issued by the Company in accordance with and in the manner described in the Registration Statement, including the exhibits thereto, and related Prospectus will be duly authorized, validly issued, fully paid and nonassessable.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

June 25, 2015

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

FOLEY & LARDNER LLP